EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 17, 2007 on the financial statements of Refinery Science Corp. as of December 31, 2005 and for the year ended December 31, 2005, for the period from July 12, 2004 (inception) to December 31, 2004, and for the period from July 12, 2004 (inception) to December 31, 2005 included herein on the registration statement of Refinery Science Corp. on Form SB-2 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 12, 2007